Registration No. xx-xxxxx
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                                  ZAPWORLD.COM
             (Exact name of registrant as specified in its charter)

             California                                     94-3210624
   (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                                117 Morris Street
                          Sebastopol, California 95472
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
            ---------------------------------------------------------
                                   John Dabels
                                    President
                                  Zapworld.com
                                117 Morris Street
                          Sebastopol, California 95472
                                 (707) 824-4150
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
            ---------------------------------------------------------

                                 with a copy to:
                                William D. Evers
                                 Foley & Lardner
                          1 Maritime Plaza, Sixth Floor
                         San Francisco, California 94111
                                 (415) 434-4484

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
=====================  ============  ===========  ============  ==============
                                      Proposed      Proposed
                                      Maximum       Maximum
   Title of Each          Amount      Offering      Aggregate     Amount of
Class of Securities       to be         Price       Offering     Registration
 to be Registered       Registered    Per Unit)      Price *          Fee
---------------------  ------------  -----------  ------------  --------------
Common Stock, no par    1,546,392       4.78        7,391,753       1,951
 value (1)(2)(3)
=====================  ============  ===========  ============  ==============
Common Stock, no par    1,030,928       4.78        4,927,835       1,301
 value (1)(2)(4)
=====================  ============  ===========  ============  ==============
Common Stock, no par      231,959       4.78        1,108,764         293
 value(1)(2)(5)
=====================  ============  ===========  ============  ==============
Common Stock,
  no par value(6)         816,666       5.43        4,434,496       1,171
=====================  ============  ===========  ============  ==============
Common Stock,
 no par value (7)         363,636       4.85      $ 1,763,635         466
=====================  ============  ===========  ============  ==============
Total                   3,989,581                 $19,626,483      $5,182
=====================  ============  ===========  ============  ==============

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of the common stock reported on the Nasdaq SmallCap Market on August 10, 2000.

     (2) In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon the conversion of the series A-1 and A-2 convertible preferred stock and the exercise of the warrants as such number may be adjusted as a result of stock split, stock dividend and anti-dilution provisions in accordance with Rule 416.

     (3) Consists of shares issuable upon the conversion of series A-1 preferred stock. Pursuant to the terms of a registration rights agreement with the selling shareholders, we are required to register 200% of the number of shares issuable upon conversion of the series A-1 preferred stock. The number of shares being registered is equal to 200% of the number of shares of common stock which would be issuable if all shares of the series A-1 preferred stock were converted into common stock as of August 15, 2000.

     (4) Consists of shares issuable upon the conversion of series A-2 preferred stock. Pursuant to the terms of a registration rights agreement with the selling shareholders, we are required to register 200% of the number of shares issuable upon conversion of the series A-2 preferred stock. The number of shares being registered is equal to 200% of the number of shares of common stock which would be issuable if the selling shareholders purchased all of the shares of series A-2 preferred stock they are eligible to purchase and then immediately converted all of their shares into common stock on August 15, 2000.

     (5) Consists of shares issuable upon the payment of dividends to the holders of the series A-1 and series A-2 preferred stock. Pursuant to the terms of the registration rights agreement, we are required to register 200% of the number of shares issuable upon the payment of the dividend. The number of shares being registered is equal to 200% of the number of shares that would be issued upon payment of the dividend, assuming that the entire amount of the dividend is paid in the form of common stock.

     (6) Consists of shares purchasable upon the exercise of warrants issued to the selling shareholders.

     (7) Consists of shares purchasable upon the exercise of warrants which the selling shareholders have the right to purchase under the terms of a securities purchase agreement, assuming that the selling shareholders purchase the maximum number of warrants under that agreement.

                         ------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. These shares may not be sold until the registration statement filed with the Securities and Exchange commission is effective. The prospectus is not an offer to sell these securities and is not a solicitation of offers to buy these securities in any state where the offer or sale is not permitted.


Subject to Completion                              Preliminary Prospectus
                                                    Dated August 16, 2000


                           ____________________ Shares



                                  ZAPWORLD.COM

                                  Common Stock


     We are registering ________ shares of common stock upon conversion of series A-1 and A-2 convertible preferred stock, shares issuable as a dividend paid to the holders of the series A-1 and A-2 preferred stock and shares issued upon the exercise of certain warrants.

     We will only receive proceeds from the sale of common stock as a result of the exercise of the warrants. We will use the proceeds, if any, for working capital.

     If and when the owners of series A-1 or A-2 preferred stock or warrants convert or exercise any of these securities for shares of common stock, that stock may be resold to the public using this prospectus.

     The selling shareholders and any intermediaries through whom they sell common stock may be considered underwriters within the meaning of the Securities Act of 1933 as to the common stock they sell. Any profits realized or commissions received by them may be considered underwriting compensation.

     Our shares are currently traded on the Nasdaq SmallCap Market under the trading symbol ZAPP. On August 15, 2000, the last reported sale price of our common stock was $5.00 per share.

     Investing in our common stock involves risks. See the "Risk Factors" Section beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

               This prospectus is dated __________________, 2000.

                                TABLE OF CONTENTS

                                                                            Page

TABLE OF CONTENTS..............................................................1

ABOUT ZAPWORLD.COM.............................................................2

THE OFFERING...................................................................3

FORWARD-LOOKING STATEMENTS.....................................................3

RISK FACTORS...................................................................3

     We have never operated profitably since we began operations and we can provide you with no assurance that we will achieve
       profitability...........................................................3

     We may not be able to obtain additional capital to fund our operations when needed..................................................4

     We face intense competition which could cause us to lose market share...................................................................4

     Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity..........................4

     We may be unable to keep up with changes in electric vehicle technology and suffer a decline in our competitive position as a result.............................................................5

     We will need to increase our research and development spending, which could substantially increase our costs and adversely affect our operation's cash flow........................................5

     The failure of certain key suppliers to provide us with
       components could have a severe and negative impact upon our business................................................................5

     Product liability or other claims could have a material adverse effect on our business..................................................5

     Failure to manage our growth effectively could adversely affect our business............................................................6

     The loss of certain key personnel could significantly harm our business................................................................6

     Changes in the law may have a negative impact upon our business...........6

     Our success is heavily dependent on protecting our intellectual property rights, which we may not be able to protect....................7

USE OF PROCEEDS................................................................8

selling shareholders...........................................................8

plan of distribution..........................................................12

description of securities.....................................................13
     Series A-1 and A-2 Preferred Stock.......................................13
     Warrants.................................................................14
     Registration Rights......................................................14

legal matters.................................................................15

EXPERTS ......................................................................15

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................15

signatures....................................................................20


                               ABOUT ZAPWORLD.COM

     Our company, Zapworld.com was incorporated in California in 1994 under the name "Zap Power Systems, Inc." We produce and sell electric vehicles, including an electric scooter called the "ZAPPY(R)", electric motorbikes and other products. We also manufacture and sell non-motorized scooters.

     Our principal offices are located at 117 Morris Street, Sebastopol, California 95472 and our telephone number is (707) 824-4150. Our corporate website is www.zapworld.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING



Type of security.............................Common stock

Common stock registered by company...........We are registering shares of common stock which are issuable upon: (1)
                                             the conversion of series A-1
                                             preferred stock and series A-2
                                             preferred stock; (2) upon the
                                             payment of dividends on those
                                             shares; and (3) which are issuable
                                             upon the exercise of certain
                                             presently outstanding warrants as
                                             well as under warrants which we
                                             have agreed to sell to the selling
                                             shareholders.

Use of proceeds..............................We will only receive cash proceeds upon exercise of the warrants.
                                             Those proceeds, if any will be used
                                             for working capital. All proceeds
                                             from sales of common stock
                                             conducted by selling shareholders
                                             will go to the selling shareholders
                                             and not to us.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference into this prospectus include forward-looking statements. Those statements are sometimes indicated by words such as "anticipate," "estimate," "believe," "consider," "expect," "project," "intend" and similar expressions. Forward-looking statements are based on assumptions of future events, some of which will not occur. Actual results will vary from those set forth or implied in the forward-looking statements and the variances may be material.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before you decide to buy our common stock.

We have never operated profitably since we began operations and we can provide you with no assurance that we will achieve profitability.

     We have never generated a profit from operations during any fiscal year of our existence since we began operation in 1994. We have concentrated primarily on increasing our revenues and expanding our market share through acquisitions rather than on maximizing profits to date. As a result, although we experienced revenue growth from fiscal year 1998 to fiscal year 1999, we incurred net losses of $1,109,400 and $1,692,600 for the years ended December 31, 1998 and 1999, respectively. There is no assurance that we will be able to successfully operate profitably in the future. Because we will ultimately need to operate profitably or sell our operations, our failure to generate profits from operations could harm our ability to continue operations in the long term.

We may not be able to obtain additional capital to fund our operations when needed.

     From our inception, we have financed our operations primarily through private and public offerings of our equity securities. Our planned expenditures are based primarily on our internal estimates of future sales and ability to raise additional financing. If revenues or additional financing do not meet our expectations in any given period of time, the adverse impact on our finances will be magnified by our inability to adjust spending quickly enough to compensate for revenue or financing shortfalls. Failure to achieve anticipated revenues may require us to seek additional financing when none is available or on extremely unfavorable terms. There can be no assurance that we will be able to achieve profitability.

We face intense competition which could cause us to lose market share.

     Some of our competitors are large manufacturers including Honda, Suzuki, Sanyo and Yamaha, have significant financial resources, established market positions, longstanding relationships with other customers, and significantly greater name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. These factors may make it difficult for us to compete with these businesses in the production and sale of our products.

     There are many smaller manufacturers which are experienced in selling electric bicycles to the U.S., European and Asian markets, all of which are key segments of our market. We also compete against the makers of electric scooters as well as non-motorized scooters and bicycles. Although we believe we have a competitive advantage from our name recognition in the electric vehicle industry and ownership of fundamental technology, the market for the sale of these products is subject to rapid change and ease of entry by new competitors. We cannot be certain that we will be able to meet the changes in the marketplace that will allow us to remain competitive.

Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity.

     The electric vehicle industry is in its infancy and has experienced substantial growth and change in the last few years. Demand for and interest in electric vehicles appears to be increasing. However, growth in the electric vehicle industry may depend on: continued development of product technology and recharge infrastructure, the environmental consciousness of customers, the ability of electric vehicles to successfully compete with vehicles powered by internal combustion engines, and future regulation and legislation requiring more use of nonpolluting vehicles. We can provide you with no assurance that growth in the electric vehicle industry will continue, and our business may suffer should such growth cease.

     There has also been a substantial increase in the number of electric vehicles and non-motorized vehicles which are competitive with our products in the last several years. One of our principal challenges will be to continue to develop and market products which keep pace with the rapid changes in the market. We can provide you with no assurance that we will be able to introduce new products and maintain the market share of our current products. If we are not able to do so, we will likely be unable to continue to increase revenue or begin to operate profitably.

We may be unable to keep up with changes in electric vehicle technology and suffer a decline in our competitive position as a result.

     Our existing products are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, we plan to upgrade or adapt our products in order to continue to provide products with the latest technology. However, we cannot be certain that our products will not become obsolete or that our research and development efforts will be able to adapt to changes in or create the necessary technology. Therefore, changes in technology in the electric vehicle industry may harm our competitive position.

We will need to increase our research and development spending, which could substantially increase our costs and adversely affect our operation's cash flow.

     To keep pace with technological changes and developments in the market for electronic vehicles, we have substantially increased spending on research and development. Our research and development costs in 1999 were $364,600, as compared to $202,600 in 1998, an 80% increase. Because we plan to develop new electric vehicle products and tooling that will broaden our product line in 2000 and 2001, we expect to continue incurring increased research and development costs in 2000 and 2001.. There is no assurance that we will be able to raise sufficient funds to meet our research and development costs. Failure to provide sufficient funds to support our research and development efforts could have a material adverse effect on our business, results of operations or financial condition.

The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.

     We rely on a small group of suppliers to provide us with some components for our products. If these suppliers are unwilling or unable to provide these parts, there are only a limited number of alternative suppliers who could provide them. Some of these suppliers are located outside of the United States, changes in business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate will occur could affect our ability to receive components from suppliers. A failure of these suppliers to provide these components could severely restrict our ability to manufacture our products and prevent us from filling customer orders in a timely fashion.

Product liability or other claims could have a material adverse effect on our business.

     As producers of electric vehicles, we face the risk of product liability claims and unfavorable publicity in the event that the use of our products causes injury or has other adverse effects. Although we have product liability insurance for risks of up to $10,000,000, such insurance may be inadequate to cover all potential product claims. In addition, we may not be able to maintain such insurance indefinitely or be able to avoid product liability exposure.

Failure to manage our growth effectively could adversely affect our business.

     We plan to increase sales and expand our operations substantially during the next several years through internally generated growth and the acquisition of businesses and products which we view strategically advantageous.

     To manage our growth, we believe we must continue to implement and improve our operational, manufacturing and research and development departments. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend on our ability to expand our support system to meet with the growth of our business. Any failure by our management to effectively anticipate, implement and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to successfully operate the acquired businesses and become profitable in the future and we may not be able to effectively manage such change. Our inability to successfully integrate or operate the recently acquired businesses would have a material adverse effect on our business, financial condition and results of operations.

The loss of certain key personnel could significantly harm our business.

     Our performance is heavily dependent on the performance of our executive officers and key employees all of whom have worked together for a relatively short period of time. In particular, John Dabels was recently appointed as our President on June 1, 2000 which allows our prior President and Chief Executive Officer, Gary Starr, to devote his time to serving as the CEO. At the present time, we do not have any life insurance policy taken on the life of any of our employees. The loss of the services of any of our executive officers or other key employees could adversely affect our business.

     Additionally, to successfully implement our projected and anticipated growth, we will be dependent on our ability to retain existing personnel to hire additional qualified personnel. There can be no assurance that we will be able to retain or hire other necessary personnel. Our success is dependent, in part, on our key management and technical personnel. The loss of one or more of these personnel could adversely affect our business.

Changes in the law may have a negative impact upon our business.

     Our products are subject to substantial regulation under federal, state and local laws. We believe that our products are materially in compliance with all laws governing their manufacture, sale and use. However, to the extent such laws change or that we may introduce new products in the future, there can be no assurance that any of our other products will continue to comply with applicable state or federal or foreign laws. Further, certain foreign country, federal and state laws and industrial standards currently regulate electrical and electronics equipment. Standards for electric vehicles are not yet generally available or accepted as industry standards. There can be no assurance that our products may not become subject to such federal and/or state regulation in the future. Compliance with any future federal or state regulations may be burdensome, time consuming and expensive. We cannot predict the effect of possible future legislation and regulation on our business.

Our success is heavily dependent on protecting our intellectual property rights, which we may not be able to protect.

     We rely on a combination of patent, trademark and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents and to operate without infringing on the proprietary rights of others. We may not be able to do this successfully, however. For example, at the present time one of our U.S. patents (Pat. No. 5,491,390) covering various aspects of our electric bicycle is being reexamined by the United States Patent and Trademark Office to determine if one or more of its claims are invalid. If that proceeding results in an adverse ruling against us, the patent will be declared invalid. If this occurs, this could severely and adversely affect our ability to prevent competitors from copying and using key elements of our technology in developing and marketing their own products. Additionally, we have recently learned that at least one company is attempting to sell an electric scooter in the United States which we believe infringes one or more of our patents and trademarks. In this regard we may have to incur substantial legal fees and costs in preventing these infringing activities.

     We have registered several trademarks with the United States Patent and Trademark Office and have obtained several overseas trademark registrations as well. There can be no assurance that the trademarks and patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

     We also rely on trade secrets and new technologies to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain that others will not gain access to these trade secrets. In addition, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

     Although we have conducted searches to discover any patents and trademarks which our products or their use might infringe and are not aware of any such patents and trademarks, we cannot be certain that no such infringement has or will occur. We could incur substantial costs in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the conversion of shares of series A-1 and A-2 preferred stock or the sale of any shares of the common stock by the selling shareholders.

     If all of the warrants which we have issued or which we have agreed to sell to the selling shareholders are exercised in full, , we would receive total proceeds of approximately $4,435,523. We will use these proceeds, assuming we receive any, for working capital. The amounts we actually expend for such working capital may vary significantly and we cannot predict the proceeds we may receive from the exercise of the warrants. If we do receive funds from the exercise of the warrants, the manner in which we use the proceeds will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described in this prospectus. Accordingly, our management will retain broad discretion in the allocation of net proceeds of this offering.

                              SELLING SHAREHOLDERS

     The following tables set forth certain information concerning each of the selling shareholders. The shares are being registered to permit the selling shareholders and their transferees or other successors in interest to offer the shares from time to time. None of the selling shareholders has held any position or office or had a material relationship with Zapworld.com or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

     Selling shareholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

-------------------------------- ------------------ ----------- ----------- ------------ ------------
Selling Shareholders                Number of

                                 Number of Shares                Number of   Percentage   Percentage
                                  Owned and to be    Number of    Shares     of Shares     of Shares
                                  Owned Prior to      Shares       Owned       Owned         Owned
                                    Offering(1)        Being       After      Prior to       After
                                   (2)(3)(4)(5)       Offered    Offering     Offering      Offering
-------------------------------- ------------------ ----------- ----------- ------------ ------------
The Endeavour Capital Fund,          1,159,481       1,159,481       0          21.71%         *
S.A.
P.O.B. 57116
Jerusalem 91570 Israel
-------------------------------- ------------------ ----------- ----------- ------------ ------------
Celeste Trust Reg.                    386,494         386,494        0           7.24%         *
c/o Trevisa-Treuhand-Anstalt
Landstrasse 8
Furstentums 9496
Balzers, Liechtenstein
-------------------------------- ------------------ ----------- ----------- ------------ ------------




                                       8


-------------------------------- ------------------ ----------- ----------- ------------ ------------
Esquire Trade & Finance                386,494         386,494       0           7.24%         *
Trident Chambers
P.O. Box 146
Road Town, Tortola
British Virgin Islands
-------------------------------- ------------------ ----------- ----------- ------------ ------------
Nesher Limited                         139,138         139,138       0           2.61%         *
c/o KCM LLC
135 W. 50th Street
Suite 1700
New York, NY 10020
-------------------------------- ------------------ ----------- ----------- ------------ ------------
Keshet L.P.                            104,353         104,353       0           1.95%         *
c/o KCM LLC
135 W. 50th Street
New York, NY 10020
-------------------------------- ------------------ ----------- ----------- ------------ ------------
The Keshet Fund L.P.                    65,704          65,704       0           1.23%         *
c/o KCM LLC
135 W. 50th Street
New York, NY 10020
-------------------------------- ------------------ ----------- ----------- ------------ ------------
West Capital & Associates, Inc.         77,299          77,299       0           1.45%         *
14 Rue du Conseil General
CH-1205 Geneva, Switzerland
-------------------------------- ------------------ ----------- ----------- ------------ ------------
Samuel Krieger                          10,000          10,000       0              *           *
c/o Krieger & Prager LLP, Esqs.
39 Broadway
Suite 1440
New York, NY 10006
-------------------------------- ------------------ ----------- ----------- ------------ ------------
Ronald Nussbaum                         10,000          10,000       0              *           *
c/o Krieger & Prager LLP, Esqs.
39 Broadway
Suite 1440
New York, NY 10006
-------------------------------- ------------------ ----------- ----------- ------------ ------------




                                       9


-------------------------------- ------------------ ----------- ----------- ------------ ------------
Union Atlantic Capital L.C.            104,000         104,000       0           1.95%         *
1401 Brickell Avenue
Suite 660
Miami, Florida 33131
-------------------------------- ------------------ ----------- ----------- ------------ ------------
Union Atlantic LC                       26,000          26,000       0              *          *
3300 PGA Boulevard
Suite 810
Palm Beach Gardens, FL 33410
-------------------------------- ------------------ ----------- ----------- ------------ ------------



     (1) Based upon the information we have received, we assume that the selling shareholders have sole voting and investment power with respect to all shares owned.

     (2) The above chart sets forth the number of shares that the selling shareholders presently own or have a right to acquire within 60 days of the date of this prospectus. The number of shares consists of:

          o The total number of shares of common stock presently issuable upon conversion of the series A-1 preferred stock,

          o The total number of shares which would be presently issuable upon conversion of the series A-2 preferred stock which the holders have a present right to acquire.

          o The number of shares issuable upon exercise of warrants granted to the selling shareholders; and

          o The number of shares issuable upon exercise of warrants which the selling shareholders have a present right to purchase from us.

     The number of shares which the selling shareholders may receive could vary significantly from that estimate. No holder of the series A-1 preferred stock, series A-2 preferred stock or any of the warrants may convert shares into common stock or exercise warrants to purchase common stock if the number of shares of common stock that shareholder will own after conversion or exercise will exceed 9.99% of our outstanding shares of common stock.

     (3) Share ownership is calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. All shares of common stock which that shareholder has a right to receive or acquire within 60 days of the date of this prospectus upon the conversion of the series A-1 or series A-2 preferred stock or warrants are deemed to be outstanding for the purpose the percentage of the outstanding shares that shareholder may acquire. However, those shares are not deemed outstanding for the purpose of calculating the percentage of the outstanding shares any other selling shareholder owns.

     (4) Each holder of series A-1 and series A-2 convertible preferred stock may convert that holder's shares into common stock at any time. The number of shares of common stock that each holder of series A-1 or series A-2 preferred stock is entitled to receive is determined by dividing the stated value of the series A-1 and A-2 convertible preferred stock, which is presently $1,000 by the conversion price for those shares. The conversion price for the series A-1 convertible preferred stock is the lesser of $4.50 per share or the variable conversion price for those shares. The conversion price for the series A-2 preferred stock is the lesser of $5.50 per share or the variable conversion price for those shares. The variable conversion price means an amount equal to the following:

          o if shares of series A-1 preferred stock or series A-2 preferred stock are converted within one year of the sale of those shares, 85% of the average of the three lowest closing bid prices over the 22 trading days prior to the day the shares are converted;

          o if shares of series A-1 preferred stock or series A-2 preferred stock are converted between one and two years after those shares were sold, 80% of the average of the three lowest closing bid prices over the 22 trading days prior to the day the shares are converted; and

          o if series A-1 or series A-2 preferred shares are converted between two and three years after they were initially issued, 70% of the average of the three lowest closing bid prices over the 45 days prior to the day the shares are converted.

     If any shares of series A-1 or series A-2 preferred stock have not been converted prior to the third year anniversary of the sale of those shares, then those shares shall be automatically converted into common stock on that date.

     Assuming that all presently outstanding shares of series A-1 preferred stock were converted into common stock as of August 15, 2000, the total number of shares issuable upon conversion of those shares would be 773,196. This calculation is based upon the application of a conversion price of $3.88, which would be the conversion price if the series A-1 preferred stock were converted as of that date. If the selling shareholders purchased all of the shares of series A-2 preferred stock they are entitled to purchase under the terms of a securities purchase agreement with us, and then converted those shares immediately into common stock, the total number of shares they would receive would be 515,464. This calculation is based upon the application of a conversion price of $3.88.

     (5) The number of shares includes the common stock purchasable upon warrants issued to the selling shareholders. The selling shareholders currently hold warrants to purchase 816,666 shares of common stock and have a right to acquire warrants to purchase an additional 363,636 shares of common stock. All warrants are immediately exercisable upon issuance.

                              PLAN OF DISTRIBUTION

     The shares being offered through this prospectus will be offered and sold by the selling shareholders, transferees or successors in interest. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and to pay up to $4,000 for the legal fees of the selling shareholders for separate legal counsel they obtain to review the registration statement and $2,000 for the review of post-effective amendments to that registration statement. We will not be responsible for paying any discounts or commissions with respect to sales of the shares.

     None of the selling shareholders has informed us of any arrangements into which he, she or it has entered with respect to the sale of the shares. The selling shareholders may sell their shares at such prices as they choose in their discretion. The selling shareholders are not obligated to sell any specific number of their shares. The selling shareholders may effect the sale or distribution of their shares directly to purchasers from time to time on the Nasdaq SmallCap Market at prices and at terms prevailing at the time of sale. The shares may be sold by one or more of the following methods:

          o a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer as principal and re-sales by that broker or dealer for its own account pursuant to this prospectus;

          o a Nasdaq SmallCap distribution in accordance with the rules of the Nasdaq SmallCap Market;

          o in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

          o in transactions otherwise than on any stock exchange or in the Nasdaq SmallCap market; or

          o    pursuant to Rule 144 of the SEC.

     The selling shareholders may effect any of these transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as the selling shareholder determines, or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders, and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions any underwriters, brokers, dealers or agents receive may be deemed to be underwriting discounts and commissions under the Securities Act. Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

                            DESCRIPTION OF SECURITIES

     The only shares were are registering under this prospectus are those which the selling shareholders own or have a right to acquire. These shares consist of common stock purchasable upon the conversion of series A-1 and series A-2 preferred stock, shares of common stock issuable as dividends on the series A-1 and series A-2 preferred stock and common stock purchasable upon the exercise of warrants.

                       SERIES A-1 AND A-2 PREFERRED STOCK

     Our articles of incorporation authorize us to issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors has the authority to designate different series of preferred stock and to prescribe the rights preferences and restrictions for those series of shares. Depending upon the rights given to the preferred stock, the issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could also decrease the earnings available for distribution to the holders of the common stock.

     As of the date of this prospectus, we have authorized and designated 3,300 shares of series A-1 convertible preferred stock and 2,200 shares of series A-2 convertible preferred stock. No other series of preferred stock has been designated. As of August 10, 2000, there were 3,000 shares of series A-1 convertible preferred stock outstanding and no shares of series A-2 convertible preferred stock outstanding. Pursuant to the terms of a securities purchase agreement between us and the selling shareholders, the selling shareholders may purchase up to 2,200 shares of series A-2 preferred stock at a price of $1,000 per share. The series A-1 and series A-2 convertible preferred shares have a par value of $1,000 per share and a stated value of $1,000 per share

     Holders of the series A-1 and A-2 convertible preferred stock are entitled to receive a dividend, payable in cash at a rate of 6% per annum of the stated value of the preferred stock. Dividends are payable upon June 30 of each year and accrue if not paid. Failure to pay dividends will result in an increase in the number of shares of common stock into which the series A-1 and A-2 preferred stock is convertible. The liquidation preference on the series A-1 and Series A-2 preferred stock is equal to the stated value per share. This payment shall be prior to any payment we make to the holders of our common stock or other shares of stock which are junior to the series A-1 and A-2 preferred stock.

                                    WARRANTS

     We have issued warrants to purchase an aggregate of 816,666 shares of common stock to the selling shareholders. The warrants allow the holders to purchase at a price equal to $5.43125 per share. The holders of the warrants may pay for the shares in cash or through the use of a net exercise procedure without the payment of cash by surrendering shares otherwise purchasable upon exercise of the warrant with a fair market value equal to the exercise price for the shares they are purchasing. The exercise price is subject to adjustments if we declare a stock split or dividend of our common stock and will be adjusted lower on a weighted average basis if we issue shares of our common stock at below the exercise price then in effect for the warrant. The warrants are presently exercisable and have a term of five years.

     Under the terms of the securities purchase agreement, the selling shareholders may acquire from us additional warrants to purchase 363,636 shares of common stock at a price equal to the average of the closing bid prices for our common stock for the five day period prior to the issuance of the warrants. The exercise price for those warrants will equal the average of the closing bid prices for the common stock for the five days prior to the issuance of the warrants. The warrants will have a term of five years from the date of issuance. The other terms and conditions of the additional warrants are the same as those in the warrants which we have already issued to the selling shareholders.

                               REGISTRATION RIGHTS

     We have entered into a registration rights agreement with the selling shareholders which requires that we file a registration statement with the SEC to register under the Securities Act all shares of common stock issued to them or issuable upon the conversion of the series A preferred stock and exercise of the common stock purchase warrants. The registration rights agreement provides that we must pay all expenses incurred in the registration and certain expenses of the selling shareholders, including legal fees of counsel to the selling shareholders equal to $4,500 for the review of each registration statement and $2,000 for each post-effective amendment to a registration statement. We are obligated to keep the registration statement effective with respect to those shares until the earliest of: (i) three (3) years after the last day of the calendar month following the month in which the relevant registration statement is declared effective by the SEC; (ii) the date when the selling shareholders may sell the registrable securities under Rule 144 without volume or other restrictions; or (iii) the date the selling shareholders no longer own any of the registrable securities.

     Under the terms of the registration rights agreement we are required to register: (i) 200% of the number of common shares into which the preferred stock and all dividends through the third anniversary of their issuance would be convertible; plus (ii) 100% of the maximum number of shares of common stock issuable upon the exercise of the warrants.

     The registration rights agreement provides that we must pay the selling shareholders liquidated damages equal to: 1% of the purchase price of all preferred shares for the first 30 days after the certain events occur; plus 2% of the purchase price of all preferred shares for each subsequent 30 day period. Principal among these events are:

          o If the registration statement is not filed by the SEC by August 17, 2000; and

          o If the SEC does not declare the registration statement for the registration of the selling shareholders' shares effective by November 14, 2000.

     For example, if the registration statement is timely filed but is not declared effective until 70 days after November 14, 2000, we would have to pay liquidated damages of 5% of the purchase price of the preferred shares (1% for days 1-30, plus 2% for days 31-60, plus 2% for days 61-70).

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the common stock covered by this prospectus will be passed upon by Foley & Lardner, One Maritime Plaza, Sixth Floor, San Francisco, California 94111-3404.

     William D. Evers is a member of our Board of Directors. Mr. Evers' previous firm, Evers & Hendrickson LLP, provided legal services for our company during 1999 and until July 31, 2000. Evers & Hendrickson LLP received $430,408 in compensation for these services. Additionally, Mr. Evers was granted stock options to acquire 75,000 shares ranging in price from $3.02 to $6.50 per share. In August, 2000, Mr. Evers became a partner with Foley & Lardner which continues to provide legal services for our company.

                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Grant Thornton LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We are a reporting company and file annual, quarterly and current reports, and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, and other information at the SEC's public reference rooms at 450 Fifth Street, N.W. Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered in connection with this prospectus.

This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

     The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          o Annual Reports on Form 10-KSB and 10-KSB/A for the fiscal year ended December 31, 1999;

          o Quarterly Report on Form 10-QSB for the period ended June 30, 2000 and the period ended June 30 1999;

          o    Definitive Proxy Statement dated June 1, 2000; and

          o    Current Report on Form 8-K dated June 7, 2000.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                            Zapworld.com
                            Attention:  Investor Relations
                            117 Morris Street
                            Sebastopol, CA 95472
                            (707) 824-4150

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                 Part II Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.


          Registration fee.....................................$ 5,182
          Printing and engraving expenses......................$ 5,000
          Legal fees and expenses..............................$17,000
          Accounting Fees and Expenses.........................$10,000
          Miscellaneous........................................$ 5,000
          Total................................................$42,182


Item 15.  Indemnification of Directors and Officers.

     Article VII of our Bylaws provides that we may indemnify any director, officer, agent or employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon such persons in connection with any proceeding to which any such persons may become involved by reason of such persons being or having been a director, officer, employee or agent of our company. Moreover, our Bylaws provide that we shall have the right to purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against. Our Articles of Incorporation provide that we may indemnify our directors and officers to the fullest extent permissible under California law. In accordance with these Articles of Incorporation, the liability of our directors for monetary damages is eliminated to the fullest extent permissible under California law. As to indemnification for liabilities arising under the ecurities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

Exhibit
Number         Description of Document
-------        -----------------------

  4.1 Certificate of Determination of Rights and Preferences of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of Zapworld.com

  4.2 Form of Securities Purchase Agreement between Zapworld.com and the Selling Shareholders

  4.3 Form of Registration Rights Agreement between Zapworld.com and the Selling Shareholders

  4.4          Form of Warrant

  4.5          Specimen stock certificate representing shares ofSeries A-1
               Preferred Stock

  4.6          Specimen stock certificate representing shares of Series A-2
               Preferred Stock

  5.1          Opinion of Foley & Lardner*

 23.1          Consent of Foley & Lardner (included in Exhibit 5.1)

 23.2          Consent of Grant Thornton, LLP



*  To be filed by amendment

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe the registrant meets all of the requirements of filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on August 16, 2000.

                                          Zapworld.com


                                          By:  /s/   John Dabels
                                             -----------------------------------
                                              John Dabels, President

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                      Title                       Date
          ---------                      -----                       ----


/s/  John Dabels                  President                     August 16, 2000
---------------------------
     John Dabels


/s/  Gary Starr                   Chief Executive Officer       August 16, 2000
---------------------------       and Chief Financial
     Gary Starr                   Officer


/s/  Robert E. Swanson            Chairman of the Board         August 16, 2000
---------------------------
     Robert E. Swanson


/s/  William D. Evers             Director                      August 16, 2000
---------------------------
   William D. Evers

Exhibit
Number         Description of Document
-------        -----------------------

  4.1 Certificate of Determination of Rights and Preferences of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of Zapworld.com

  4.2 Form of Securities Purchase Agreement between Zapworld.com and the Selling Shareholders

  4.3 Form of Registration Rights Agreement between Zapworld.com and the Selling Shareholders

  4.4          Form of Warrant

  4.5          Specimen stock certificate representing shares ofSeries A-1
               Preferred Stock

  4.6          Specimen stock certificate representing shares of Series A-2
               Preferred Stock

  5.1          Opinion of Foley & Lardner*

 23.1          Consent of Foley & Lardner (included in Exhibit 5.1)

 23.2          Consent of Grant Thornton, LLP



*  To be filed by amendment